Exhibit 4.7

	TMN Correspondence		Portuguese
Registered with			Institute of
acknowledgement of receipt	Reg. No. :	0016861	Communications
	Reg. Date:	2001.01.19
	Dep.: CE		Board of Directors

To:
The President of the Executive Committee,
TMN — Telecomunicações Móveis
Nacionais, S.A.
Av. Álvaro Pais, No.2
1649 — 041 LISBON

Reference subj.	Communication subj.	Reference No.	Date
		ICP-S01101/2001	JAN 18, 2001

SUBJECT:	Issue of a license for the operation of a System of International Mobile Telecommunications (IMT2000/UMTS)

By order of His Excellency the Minister for Social Infrastructure, issued on December 19, 2000 pursuant to the terms of article 19, item 2 of the Public Tender Regulations for the awarding of four national licenses for Systems of International Mobile Communications (IMT2000/UMTS), annexed to Ministerial Directive No. 532-A/2000 of July 31, a license has been awarded to TMN — Telecomunicações Móveis Nacionais, S.A. [National Mobile Telecommunications, Inc.].

Therefore, under the terms of article 22, item 1 of the aforesaid Public Tender Regulations, in a meeting of the Board of Directors of the Instituto das Comunicações de Portugal [Portuguese Institute of Communications — ICP], it was resolved to issue TMN - Telecomunicações Móveis Nacionais with license number ICP- 02/UMTS for the operation of a System of International Mobile Telecommunications (IMT 2000/UMTS), in accordance with the terms of the document attached hereto.

Yours sincerely,

[Illegible signature]

A. Marques de Miranda

Board Member

Annexure: License No. ICP - 02/UMTS

Av. Jose Malhoa, 12  - 1099-017 LISBON - Telephone +351 21 721 10 00 — Telex 663 25 ICP P — Fax +351 21 721 10 01 PJF-DRC4

LICENSE No. ICP — 02/UMTS

By order of His Excellency the Minister for Social Infrastructure, issued on December 19, 2000 pursuant to the terms of article 19, item 2 of the Regulations of the Public Tender Regulations [sic] for the awarding of four national licenses for Systems of International Mobile Communications (IMT2000/UMTS), approved in an annexure to Ministerial Directive No. 532-A/2000 of July 31, a license has been awarded to TMN — Telecomunicações Móveis Nacionais, S.A. [National Mobile Telecommunications, Inc.].

Therefore, pursuant to the terms of articles 3 and 14 of Decree Law No. 381-A/97 of December 30, as amended by Decree Law No. 92/99 of March 23, and in accordance article 22, item 1 of the Public Tender Regulations annexed to Ministerial Decision No. 532-A/2000 of July 31, in a meeting held on January 11, 2001 the Board of Directors of the Instituto das Comunicações de Portugal [Portuguese Institute of Communications — ICP], acting pursuant to item 1, part j) and item 2 of article 7, Decree Law No. 283/89 of August 23, resolved to issue the respective license and delegate the Institute’s Chairman with the necessary powers to grant the licensing permit on behalf of the ICP.

Accordingly, the Chairman of the Board of Directors of the ICP, Mr. Luis Filipe Nunes Coimbra Nazaré, duly issues the corresponding license under the following terms:

1                              TMN - Telecomunicações Móveis Nacionais, S.A. [National Mobile Telecommunications, Inc.] hereinafter known in abbreviated form as TMN, an entity registered with the ICP under the terms of Decree Law No. 381-A/97 of December 30, as amended by Decree Law No. 92/99 of March 23, holder of ICP registration number 055/99 for engaging in the activity of telecommunications for public use, is hereby licensed to conduct the operation of Systems of International Mobile Telecommunications (IMT 2000/UMTS) throughout Portuguese territory.

2                                                      1.         The present license is governed by the provisions of Decree Law number 381-A/97 of December 30, as amended by Decree Law number 92/99 of March 23; by the Public Tender Regulations approved by Ministerial Decision number 532-A/2000 of July 31; by the provisions set forth in the Contract Specifications approved by order of the Minister for Social Infrastructure on August 1, 2000; and also various other legislation applying to the communications sector, particularly the stipulations in the Regulations for the Operation of Public Telecommunications Networks, approved in an annexure to Decree Law number 290-80/99 of July 30, and in the Regulations for the Operation of Telecommunications Services for Public Use, approved in an annexure to Decree Law number 290-B/99 of July 30.

2.               For all due effects, and pursuant to the terms of article 23, item 1 of the Public Tender Regulations as approved by Ministerial Decision number 532-A/2000 of July 31, all of the obligations arising from the terms of the public tender as well as the bid submitted by TMN, which was a determining factor in the awarding of the present license, form an integral part of the present license.

3.               The awarding of the present license does not confer any other rights whatsoever upon TMN beyond those resulting from the precise terms set forth in the present licensing document, and no consideration will be given to any events arising from the awarding of new services or licenses in any way, or a supervening alteration of circumstances.

3                              1.     In order to explore the IMT 2000/UMTS system, TMN will be assigned a 2x15 MHz paired spectrum comprising the 1920-1980 MHz/2110-2170 MHz bands, and a 5 MHz non-paired spectrum comprising the 1900-1920 MHz band.

2.               The interfaces to be employed within the scope of the operation of the IMT 2000/UMTS system correspond to the UTRA (Universal Terrestrial Radio Access) interface of the UMTS (Universal Mobile Telecommunications System) using the FDD (Frequency Division Duplex) and TDD (Time Division Duplex) operating modes.

3.               The use of the frequencies referred to in item 1 above must respect the restrictions established under the coordination process with the Spanish Government.

4                              1.     The commercial operation of the UMTS system must commence in December 2001, except for reasons of duly demonstrable force majeure that are recognized as such by the ICP.

2.               For the purposes of the present license, the term year 1 corresponds to the first 12-month period occurring after the issue date of the license.

5.                           1.     The TMN is especially obligated to install a minimum number of Control Centers (RNCs) and Base Stations (B Nos.), observing the following progress and accumulated quantities:

YEARS	RNCs	B Nos.
Up to end of year 1	4	1166
Up to end of year 2	6	1489
Up to end of year 3	9	1912
Up to end of year 4	9	2400
Up to end of year 5	9	2851

2.               The TMN is henceforth authorized to install the infrastructure described in the previous item, in compliance with the applicable radio-electrical licensing regime pursuant to Decree Law number 151-A/2000 of July 20, and other applicable legislation.

3.               The TMN is obligated to guarantee that the stations making up its network observe the limits set forth in Recommendation 1999/519/CE issued by the IPC Board on July 12, 1999, concerning the limitation on exposure of the population to electromagnetic fields, in addition to any other limits resulting from standards or legislation that may in future be approved.

6.                           1.     The TMN is subject to the National Numbering Plan, as well as to the principles and criteria inherent to its use, as they have been defined by the ICP.

2.               The TMN is obligated to guarantee operator portability on the mobile telephone network, in accordance with the stipulations of Order number 12809/2000 of June 6, 2000.

7                              In accordance with its submitted bid, and notwithstanding any other aspect in relation to coverage contained in the bid, TMN shall, when performing the activity from the object of the present license, be especially obligated to:

                                    a)     Ensure the following population and area coverages with reference, respectively, to the 1991 Census performed by the National Institute of Statistics, and to Portuguese national territory:

	POPULATION COVERAGE (%)		AREA COVERAGE (%)
	TRANSMISSION RATES		TRANSMISSION RATES
YEARS	144 kbps	384 kbps	144 kbps	384 kbps
Until end of year 1	50.7%	7.4%	15.6%	0.07%
Until end of year 2	56.0%	7.4%	17.9%	0.07%
Until end of year 3	65.7%	7.5%	23.5%	0.07%
Until end of year 4	72.7%	7.5%	27.9%	0.07%
Until end of year 5	77.3%	7.7%	38.3%	0.07%

                                    b)    Ensure population and area coverages at the NUTS II level, with reference to the 1991 Census performed by the National Institute of Statistics, and to Portuguese national territory, respectively, at rates of 144 kbps as follows:

	END YEAR 1		END YEAR 2		END YEAR 3		END YEAR 4		END YEAR 5
	COVERAGE (%)		COVERAGE (%)		COVERAGE (%)		COVERAGE (%)		COVERAGE (%)
NUTS II	POP	AREA	POP	AREA	POP	AREA	POP	AREA	POP	AREA
NORTH	46.9%	16.0%	55.9%	19.7%	68.6%	25.0%	79.4%	33.3%	81.8%	41.0%
CENTER	34.9%	19.7%	34.9%	19.7%	41.3%	23.5%	49.3%	26.2%	53.3%	34.3%
LISBON & TAGUS VAL.	71.6%	16.8%	75.2%	23.2%	85.4%	40.6%	88.2%	55.9%	90.6%	63.0%
ALENTEJO	21.3%	10.7%	21.3%	10.7%	21.3%	10.7%	21.3%	10.7%	39.5%	28.4%
ALGARVE	34.6%	22.2%	63.0%	32.9%	81.4%	49.3%	81.4%	49.3%	83.8%	52.4%
AZORES AUTON, REG.	26.1%	10.4%	26.1%	10.4%	26.1%	10.4%	26.1%	10.4%	40.8%	21.1%
MADEIRA AUTON. REG.	45.4%	9.8%	45.4%	9.0%	45.4%	9.8%	45.4%	9.8%	45.4%	9.8%

8                              In accordance with the progress plan described in clause 5, the TMN is obligated to guarantee the following network performance parameters, contained in the technical plan of its submitted bid:

                                    a)     Level of network availability, deemed to be the percentage of time during which the network or its components are operational throughout the year: 99.0%

b)             The parameters of Delay Time, Error Rate and Transmission Rate must lie within the limits set in the latest specifications of the “Third Generation Partnership Project” (3GPP), namely 3G TS 23.107 and 3G TS 22.105, or other limits resulting from standards or legislation that may in future be approved.

9.                           In performing the activity, the TMN is obligated to make available the services as described in the submitted bid.

10.                     The TMN undertakes to implement a pricing and package policy in accordance with the underlying principles of its submitted bid.

11.                     1.     The TMN undertakes to make available a set of special offers to low income clients, clients with special needs, clients in rural and outlying areas, and institutions with demonstrated social value, namely schools, libraries and hospitals, in accordance with the terms and monetary amounts set forth in the submitted bid.

                                    2.     The offer referred to in the preceding item may be made available by the TMN or by third-party entities constituted to that effect, in which case the TMN shall continue to remain directly and personally bound by the obligations arising from the submitted bid.

12.                     1.     The TMN, within the scope of its offer for domestic roaming between the UMTS system and the second-generation systems (GSM and DCS), is obligated to:

                                    a)     Maintain the domestic roaming offer as effectively contracted for a period of five years commencing from the date of issue of the present license, except if the entity to which the offer is made should itself be declared as an operator with significant market power;

                                    b)    Make available all the services and facilities that it offers to its own users as a GSM/PCS operator, ensuring the same conditions of service quality;

                                    c)     Implement a pricing policy for domestic roaming in accordance with the underlying principles of the offer conditions as stated on the submitted bid.

2.                           The conditions of the roaming offer referred to in the preceding item will be re-evaluated by the ICP after two years have elapsed from the date of issue of the present license.

3.                           Notwithstanding the provisions of the foregoing items, the domestic roaming offer by the TMN is subject to the provisions of Title III of the Regulations for the Operation of public telecommunications Networks, approved in annexure to Decree Law number 290-A/99 of July 30.

4.                           The terms of any domestic roaming agreements formalized by the TMN must be notified to the ICP within a period of 15 days from the date of their respective formalization.

13.                     1.     In performing the licensed activity, the TMN shall be subject to the following obligations, in addition to any other obligations arising from the applicable legislation:

                                    a)     To guarantee the secure operation of the network and maintenance of network integrity, to which effect TMN will take all the appropriate measures and will provide specialized technical personnel in order to ensure and maintain minimum network functionalities when events occur that may affect same;

                                                            b)    To ensure the protection of data and the secrecy of communications;

                                                            c)     To use the frequencies it is assigned in an effective and efficient manner, in accordance with the technical parameters defined by the ICP in the network licensed to be issued pursuant to the terms of Decree Law number 151-A/2000 of July 20

                                                            d)    To install, at its own expense, an adequate system for the legal interception of communications, and make said system available to the legally competent authorities in this regard, in accordance with the current 3GPP technical specifications, namely 3G TS 33.106 and 3G TS 33.107, or any others arising from standards or legislation that may in future be approved;

                                                            e)     To interconnect with other networks, in order to allow the interoperability of public-use telecommunication services, in accordance with the submitted bid and the terms of Decree Law number 415/98 of December 31;

                                                            f)     To comply with the prevailing national laws insofar as they are applicable, in addition to any orders or injunctions with which it may be issued by the competent authorities acting pursuant to the law;

                                                            g)    To observe the zoning plans of the territory and respect the determining factors inherent to protection of the environment, property and access to the public and private domain, and also apply for the legally prescribed licensing documents, particularly those under the competency of local administrative bodies.

                                    2.     The TMN is also subject to compliance with any other obligations applying to it under the publication sequence of any future approved standards that establish new conditions and requirements not envisaged at the issue date of the present license, in accordance with the principle of furtherance of the public interest and the principle of proportionality.

14.                     The TMN is under the following obligations with respect to the ICP:

                                    a)     To give notice of any alterations that may be made to its corporate articles or bylaws within a period of 30 days from the date of their occurrence;

                                    b)    To communicate the effective commencement of the licensed activity;

                                    c)     To forward, by the 20th day of the month following the end of each quarter, updated information concerning the services and facilities implemented, and also the prices charged;

c)              To supply the following information by the 20th day of the month after the end of each year, set out in respect of the different transmission rates:

                                            -       Total covered population, being understood as the population covered expressed in thousands of inhabitants with respect to the national total, with reference to the 1991 Census by the National Institute of Statistics or some other more recent census that may be published by the aforesaid Institute;

                                            -       Total covered area, being understood as the area covered in km2 with respect to the total national territory;

-                    Population and area covered for each NUTS II, being understood as the population (in thousands of inhabitants) and the area (in km2) covered in relation to the total population and the area of each NUTS II, respectively, with reference to the 1991 Census by the National Institute of Statistics or some other more recent census that may be published by the aforesaid Institute;

-                    Roadways covered, with an indication for each roadway of the respective number of kilometers covered;

                                            -                    Elements that allow efficient assessment of the performance parameters referred to in clause 8, with a description of the methods and technological means employed to make the respective determination.

                                            -                    Mode of implementing the site sharing policy undertaken in the submitted bid, including the number of sites effectively shared, and identification of the locations and entities involved.

                                    e)     To make available, within the period and in the manner already established to this effect, all other information that may be necessary to accompany the licensed activity and also for statistical purposes;

                                    f)     To comply with any orders with which it may be issued by the ICP pursuant to the law and the terms of the present license, within such period as set for said compliance, unless otherwise specified by some special law.

15                        For the purposes o the present license, the TMN may only alter the makeup and ownership of its respective capital stock via authorization by the member of the government responsible for the communications area, and subject to the opinion of the ICP.

16.                     1.               The surety advanced by the TMN in the sum of PTE 500,000,000.00 (five hundred million Portuguese Escudos), shall remain in force for a period of five years commencing from the date it is advanced.

                                    2.               The surety referred to in the preceding item will be progressively released up to a limit of on third of its value, in step with verification of compliance with the minimum coverage obligations set forth in the Contract Specifications, approved by order of the Minister for Social Infrastructure on August 1, 2000.

17.                     1.               The TMN is obligated to pay the ICP an annual fee, in an amount and in accordance with the conditions set by official order pursuant to and under the terms of article 29, item 3 of Decree Law No. 381-A/97 of December 30, amended by Decree Law No. 92/99 of March 23.

                                    2.               In addition to the fee referred to in the preceding item, the TMN shall pay the ICP all other applicable and legally established fees, namely those relating to the use of the radio-electrical spectrum.

18.                     The transmission of the present license is subject to the regime set forth in article 19 of Decree Law No. 381-A/97 of December 30, amended by Decree Law No. 92/99 of March 23.

19.                     Notwithstanding the remaining provisions of article 32 of Decree Law No. 381-A/97 of December 30, amended by Decree Law No. 92/99 of March 23, the failure by TMN to comply with the terms of the present license will constitute grounds for license suspension or revocation.

20.                     The present license is valid for the period of 15 years commencing from its date of issue, and will expire on January 11, 2016.

At Lisbon, January 11, 2001.

ICP Board Chairman

[signature]

(Luis Filipe Nunes Coimbra Nazaré)

Registered with advice of receipt

NATIONAL COMMUNICATIONS AUTHORITY

(Handwritten:) [Illegible]

TMN Correspondence
Registration Number:	377481
Date of Registration:	2004.02.19
Dep:	PCE

(Stamp:)(text illegible:)
(Handwritten:)	898	To
	19-02-04	The Chairman of the Executive Committee of
		TMN — Telecomunicações Móveis Nacionais, S.A.
		Av. Álvaro Pais, 2
		1649-041 Lisbon

Your Ref	Your communication	Our Ref	Date
		ANACOM S03408/2004	18-02-2004
Circular Notice

Subject:	Commercial Operation of UMTS Systems

The Chairman of the Board of Directors has instructed me to notify you of the decision on Commercial Operation of UMTS Systems, taken by the Board of Directors of ICP-ANACOM, in a meeting on February 10, 2004, following the probable decision to be taken on the requirements presented by the operators licensed for commercial operation of UMTS systems, involving the alteration of obligations contained in the licenses, namely the obligations in relation to the start of commercial operation, which is transcribed here:

“1.          To approve the Report of the hearing of interested parties in accordance with Appendix 1;

2.             Accordingly,

                Considering that:

•                     the minimum conditions for the introduction of commercial operation of the UMTS system on January 1, 2004 are in place;

•                     in accordance with the limited availability of terminal equipment and network infrastructure in the market, it is essential to allow a pre-commercial phase with duration of six months in the commercial operation of the UMTS system;

•                     such phase may consist of making the service available to only a limited and closed number of users (“friendly users”), namely, companies;

•                     this being so, commercial offer of the UMTS system should begin on July 1, 2004;

•                     adequate coverage of the population should be provided, and the proposals of the operators holding the respective licenses should be taken into account;

•                     from the Competition Requirements, for the purposes of coverage obligations, the end of year one means 12 months from the start of commercial operation of the UMTS system;

(Stamp:)	ADGA	ICP - National Communications Authority
Entry No.	9[?]	Av. José Malhoa, 12
Date	19/02/04	1099-017 Lisbon
Tel +351 217211000 • Fax +351 217211001

•                     ICP-ANACOM has decided to allow sharing of infrastructures of the UMTS network;

The following measures are adopted:

1.                                      To bind the operators to ensure, through their own means, coverages of the national population at rates of 144 kbps, corresponding to 60% of the values fixed in the respective licenses, in any event, always without prejudice to compliance with the minimum requirements based on the Competition Requirements, namely:

•             End of first year — 20% of the population;

•             End of second year — 20% of the population;

•             End of third year — 40% of the population

•             End of fourth year — 40% of the population;

•             End of fifth year — 60% of the population.

2.                                      To allow that the differential between the general coverage of the population and area to which the operator is bound by the license which it holds and the minimum coverage through its own means demanded above may be provided by national roaming, in accordance with the terms of an annual plan to be presented by the operators and to be approved by ICP-ANACOM;

3.                                      To eliminate the specification of the coverage obligations at the level of the NUTS II regions, but maintaining the coverage obligations at national level at 144 kbps and 384 kbps contained in the respective licenses;

4.                                      To reformulate the spectrum configurations effected having in mind the additional attribution of 2x5 MHz to the licensed operators according to the following:

(Translator’s note: Only “Vodafone” is fully visible, at left . The centre one appears to be “Optimus”.)

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5.                                      To order the operators to present:

a)                                    By March 1 and for the phase of pre-commercial launch, a two-monthly plan containing the universe, type and number of users to which the UMTS system will be made available, the services provided and the area of coverage reached;

b)                                    By June 1, 2004, technical projects that provide grants for any alteration of implementation of the networks, namely in relation to the number of network infrastructures (RNCs and B Nodes) being installed;

6.                                      To allow, in relation to the obligations for making services available, a policy of prices and packages, the possibility of the operators applying, with grounds, for any revision of the planned calendar for making the services available;

7.                                      To admit the possibility of revision of the periods of validity of the licensing titles issued in accordance with the applicable rules of the new regulatory structure;

8.                                      When the limit of stockholding participation expressed in Clause 20 of the license issued to Optimus has been complied with, the corresponding condition should be suppressed”.

This opportunity is taken to send the Report of the Hearing to the interested parties, prepared in accordance with Article 105 of the Code of Administrative Procedure.

With best regards,

(Stamp:)	Luís Filipe De Menezes
Director of Management and Support to the Council

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